News Release

For Immediate Release                                                      For Further Information, Contact:
July 1, 2010                                                                         George Lancaster, Hines
713/966-7676
George_lancaster@hines.com

Justin St Clair-Charles
Hines UK
07769 644 059
justin.stclaircharles@hines.com

Juliet Collings
Argent
07767 332 333/0121 643 8151
julietcollings@core-marketing.co.uk

Victoria Wallin
Moorfield
07973 823 119
victoria.wallin@fd.com

HINES GLOBAL REIT AND MOORFIELD INVEST IN BRINDLEYPLACE, UK

(LONDON) – The UK office of Hines, the international real estate firm, announced today that Hines Global REIT and Moorfield, the UK real estate private equity investor and fund manager, have concluded negotiations for the acquisition of properties at Brindleyplace in Birmingham, England, from The Brindleyplace Limited Partnership.  The properties consist of five prime office buildings including ground-floor retail, restaurant and theatre space, and a 903-space multi-storey car park. The deal is expected to be completed by mid July.  The properties are currently managed by Argent, which will retain an asset management role working alongside Hines.

Gary Taylor, joint managing director of Argent (UK Developments) said, “We have been involved with Brindleyplace for the past 17 years, and during this time the estate has matured into probably the best mixed-use environment anywhere in the UK. We are delighted that the majority of the estate is staying in one ownership, and that two such outstanding organizations as Hines and Moorfield share the same customer-focused, long-term management ethos that we have adopted since the early 1990s. We look forward to working with them.”

“This asset was extremely attractive to the Hines Global REIT due to its prominent position in the market and its strong and stable tenancy,” said Charles Hazen, president and CEO of Hines Global REIT.  “As one of the top mixed-use properties in the UK, we believe this acquisition reinforces our strategy of investing in fundamentally sound real estate across the globe.”

Commenting on the deal, Stephen Musgrave, managing director of Hines UK said, “This is a significant move for Hines and Moorfield.  Brindleyplace is an extremely strong asset, which we will continue to shepherd carefully applying Hines’ investment, development and property management skills, complemented by Moorfield’s skill base, to build on the tremendous work Argent has already done to add value to this important area of Birmingham’s city centre. It’s been great working with Jay Wyper, Ross Blair and the rest of the Hines team and Moorfield on this deal.”

Moorfield will invest on behalf of the Moorfield Real Estate Fund II (MREF II), a geared fund which raised approximately £400m of private equity on closing at the end of 2007.

Marc Gilbard, chief executive of Moorfield said, “We have known both Hines and Argent for many years, and have looked at opportunities in the past where we might be able to work together. This acquisition will enable all three of us to come together from an asset management perspective, and I believe our complementary skill base will ensure that all parties, including Brindleyplace tenants, will benefit going forward.”

About Hines Global REIT

Hines Global REIT is a U.S.-based, public, non-traded real estate investment trust sponsored by Hines and located in Houston.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised approximately $180 million, which it intends to use to invest in commercial real estate properties and other real estate investments in the U.S. and internationally. To date, Hines Global REIT owns one U.S. property and has two other properties under contract.  For additional information about Hines Global REIT, visit www.HinesREI.com.

About Hines

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in more than 100 cities in 17 countries, and controlled assets valued at approximately $22.2 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

About The Brindleyplace Limited Partnership

The Brindleyplace Limited Partnership, established in 2003, saw private investors invest alongside Argent and institutional investors BT Pension Scheme (BTPS) and Royal Mail Pension Plan (RMPP).  The Partnership owns all the multi-let buildings and the Estate, with Argent acting as the Asset Manager.

Argent asset manages The Brindleyplace Limited Partnership on behalf of investors BTPS (22.5 percent ownership), RMPP (17.5 percent ownership), Argent (10.01 percent ownership) and private investors (49.99 percent ownership). The private investor syndicates are managed by Tritax.

In total, Brindleyplace comprises a development of approximately 1.1 million square feet of mixed- use development with offices, apartments, a hotel, 30 restaurants, bars and cafés as well as leisure and recreational facilities. Brindleyplace is internationally recognized as an award- winning benchmark for urban regeneration.

Visit www.brindleyplace.com or www.elevenbrindleyplace.co.uk for further information.

About Moorfield

Moorfield Group (Moorfield) is a UK real estate and related private equity fund manager and investor with some £2.5 billion of assets and geared cash under management through the Moorfield Real Estate Funds (MREFs).

Moorfield directly acquires single or multiple assets, or indirectly invests through corporate vehicles, including joint ventures. Moorfield supports entrepreneurial management teams that want to grow their real estate businesses or that want to take specific advantage of market circumstances.  Moorfield also provides mezzanine and structured finance solutions where appropriate as well as acquiring debt whether related to single asset, multiple asset or corporate structures.  For further information, visit:  www.moorfield.com.

This material contains forward-looking statements (such as those concerning investment objectives, strategies and opportunities) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Hines Global REIT’s ability to raise significant additional offering proceeds through its initial public offering, consummate the acquisition of properties it currently has under contract and those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus, dated April 30, 2010 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.